Exhibit 99.1

POWER OF ATTORNEY

TO WHOM IT MAY CONCERN:

KNOW ALL MEN BY THESE PRESENTS, that Marubeni Corporation, a company duly organized and existing under and by virtue of the laws of Japan, having its registered office at 4-2, Ohtemachi 1-chome, Chiyoda-ku, Tokyo, Japan (hereinafter called the “Company”),

DOES HEREBY constitute, designate and appoint:

Hiromichi Mizuno,

General Manager of Overseas Power Project Dept. – III,

Power Projects Division, Power Projects & Plant Group, the Company

and

Toshihiro Fukumura,

Deputy General Manager of Overseas Power Project Dept. – III,

Power Projects Division, Power Projects & Plant Group, the Company

and

Joichi Shimoichi,

General Manager of Power Investment Team I,

Overseas Power Project Dept. -III, Power Projects Division,

Power Projects & Plant Group, the Company

jointly and each of them severally, as the Company’s true and lawful attorneys-in-fact, in the Company’s name, place and stead, with full powers of substitution and revocation, concerning:

MC Transmission Holdings, Inc.

to do any and all acts and deeds as the said attorneys-in-fact may deem requisite, necessary or proper to be done in connection therewith, all in the name and on behalf of the Company, hereby ratifying and confirming all that the said attorneys-in-fact shall do pursuant to the power hereunder granted.

This Power of Attorney has been drawn up in the city of Tokyo, Japan on this 18 day of April, 2016 and shall remain in full force and effect until further notice.

Marubeni Corporation

By:	/s/ Shigeru Yamazoe
Shigeru Yamazoe Senior Executive Vice President, Member of the Board